EXHIBIT 11(a)

    STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
     Calculation of Primary Earnings (Loss) Per Common Share

               (in thousands, except share data)


                                     Three Months Ended March 31,
                                           1993       1992

Income (loss) after income
  taxes and before cumulative
  effect of accounting change             $ (636)    $ 2,585
Cumulative effect of accounting
  change                                        0        700
Net income (loss)                          $(636)     $3,285

Average Number of Shares of
  Common Stock Outstanding                 28,290     27,468

Average Number of Common Stock
  Equivalents:
   Effect of stock options
     outstanding after
     application of the
     treasury stock method                  1,296      3,692
                                           29,586     31,160
Primary Earnings (Loss)
  Per Common Share:
  Before cumulative effect
    of accounting change                   $(.02)       $.09
  Cumulative effect of accounting
   change                                    --          .02
  Earnings (loss) per share                $(.02)       $.11